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                                                                    EXHIBIT 1.2



                          DISCOVER CARD MASTER TRUST I

                     CREDIT CARD PASS-THROUGH CERTIFICATES

                                TERMS AGREEMENT

                              Dated: July 23, 1998

To: Greenwood Trust Company, as Seller under the Pooling and Servicing Agreement, as amended, dated as of October 1, 1993.

Re: Underwriting Agreement dated August 19, 1997

Title: Discover Card Master Trust I, Series 1998-6, Credit Card Pass-Through Certificates, Class A and Class B.

Initial Principal Amount of Certificates:  $526,316,000

Series and Class Designation Schedule: Discover Card Master Trust I, Series 1998-6 $500,000,000 5.85% Class A Credit Card Pass-Through Certificates

Discover Card Master Trust I, Series 1998-6 $26,316,000 6.05% Class B Credit Card Pass-Through Certificates

Series Cut-Off Date: July 1, 1998

Certificate Rating:      Moody's Investors     Standard & Poor's
                           Service, Inc.        Ratings Services
Class A                        Aaa                    AAA
Class B                        A2                     A

Aggregate outstanding balance of Principal Receivables as of July 1, 1998:
$21,086,742,705.80.

Date of Series Supplement: July 30, 1998.

Certificate Rate:  Class A: 5.85% per annum; and Class B: 6.05% per annum

Terms of Sale: The purchase price for the Certificates to the Underwriters will be 99.146875% of the aggregate principal amount of the Class A Certificates and 99.215625% of the aggregate principal amount of the Class B Certificates as of July 30, 1998. The Underwriters will offer the Certificates to the public at a price equal to 99.421875% of the aggregate principal amount of the Class A Certificates and 99.515625% of the aggregate principal amount of the Class B Certificates.


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Time of Delivery: 9:00 A.M., Chicago, Illinois Time, on July 30, 1998, or at
such other time as may be agreed upon in writing.













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     Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Series 1998-6 Certificates. This Terms Agreement may be amended only by written agreement of the parties hereto.

                                 Very truly yours,

                                 MORGAN STANLEY & CO. INCORPORATED
                                 As Representative of the
                                 Underwriters named in
                                 Schedule I hereto


                                 By: /s/ J. Douglas Van Ness
                                    ---------------------------
Accepted:

GREENWOOD TRUST COMPANY


By: /s/ John J. Coane
   -----------------------











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                                 SCHEDULE I

                                UNDERWRITERS

$500,000,000 5.85% Class A Credit Card Pass-Through Certificates, Series 1998-6

                                             Percentage
                                             ----------
Morgan Stanley & Co. Incorporated               25%
ABN AMRO Incorporated                           25%
BancAmerica Robertson Stephens                  25%
First Union Capital Markets, a division
   of Wheat First Securities, Inc.              25%


$26,316,000 6.05% Class B Credit Card Pass-Through Certificates, Series 1998-6

                                             Percentage
                                             ----------
Morgan Stanley & Co. Incorporated               100%













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